Exhibit 99.1

RTW RETAILWINDS, INC. ANNOUNCES LEADERSHIP SUCCESSION PLAN THAT
ACCELERATES DIGITAL TRANSFORMATION AND POSITIONS THE COMPANY FOR
LONG TERM PROFITABLE GROWTH

Appoints Traci Inglis to Chief Executive Officer Effective April 17, 2020

Gregory Scott to Step Down as Chief Executive Officer Following a Transition Period

New York, New York — March 19, 2020 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced a leadership succession plan thereby positioning the Company to accelerate its digital transformation. Traci Inglis, current President and Chief Marketing and Customer Officer will become Chief Executive Officer and a member of the Company’s Board of Directors, effective April 17, 2020. Gregory Scott, who has directed the Company’s strategy for almost a decade has decided to relocate to California for personal reasons and therefore will step down from his role as Chief Executive Officer and a member of the Company’s Board of Directors, following a transition period.

Grace Nichols, Non-Executive Chair of the Board stated: “On behalf of the Board, I would like to thank Greg for his leadership and contributions to RTW Retailwinds.  Under Greg’s leadership, the Company has developed exclusive brands with national appeal, increased its digital presence to reach 30% of total sales and diversified its customers served with the acquisition of Fashion to Figure.  Most importantly, Greg has developed a strong management team, including the addition of Traci Inglis.

“While we are sad to see Greg leave, we believe that Traci is the perfect choice to direct and execute the vision for the Company as we work with a heightened sense of urgency to accelerate the Company’s digital and customer first marketing initiatives to position RTW for long term success.”

Gregory Scott, Chief Executive Office of RTW Retailwinds, commented: “I have been honored to serve as CEO for the past nine years and as a member of the Board of Directors and the Company for nearly a decade. During this time, we have transitioned our Company from a Brick-and-Mortar retailer operating solely as New York and Company, to RTW - operating a multi-brand platform for omni-channel and digitally native brands that have strong style, quality, and above all, are affordable.

“It is the passion of our associates and our customers for the New York and Company Brand that have always inspired me. I believe the time is right to transition the CEO role to Traci – as her experience is aligned with where RTW is going in the future. I believe that her digital, marketing and fashion background combined with her strong business acumen will not only allow for a seamless transition of the CEO role, but will also accelerate RTW’s path to a more preeminent position in the industry. I look forward to watching RTW’s progress after I depart in April.”

Traci Inglis, said: “I am honored and excited to lead Retailwinds as we accelerate our digital transformation and position the Company for long term growth.  I want to thank Greg for his leadership over the last decade, his passion for our brands and our customers is a testament to his strength as a leader and he will be missed.

“The time to transition to a digitally-dominant retail brand is here. We are facing many headwinds in today’s retail environment, but I am confident that Retailwinds possesses the right ingredients for success, including a flexible real estate portfolio, a loyal customer base, and above all a capable and passionate team. Over the next few months, you will see announcements detailing a strategy of decisive actions that will capitalize on our strengths to deliver long term sustained profit growth and increased value for all of our stakeholders.”

Traci Inglis was named President, Chief Marketing and Customer Officer, effective June 10, 2019. Ms. Inglis joined the Company from TechStyle Fashion Group, where she most recently served as President of Global Fashion Brands since March 2017. She joined TechStyle Fashion Group in 2013, where she held various marketing positions prior to her appointment as President of JustFab, Fabkids, and Shoedazzle. Prior to joining TechStyle Fashion Group, she spent nearly two years as the Director of Digital Marketing and CRM at Hot Topic Inc. From 2007 to 2012, Ms. Inglis was a Director and Senior Director of Strategy and Market Research at Westfield. Prior to joining Westfield, she held various Marketing management roles at Express and Alliance Data Systems. Ms. Inglis holds a BSBA from Ohio State University — The Max M. Fisher College of Business.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 387 retail and outlet locations in 33 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, and www.happyxnature.com, and through its rental subscriptions businesses www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin